
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 144

NOTICE OF PROPOSED SALE OF SECURITIES
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY
WITH EITHER PLACING AN ORDER WITH A BROKER TO EXECUTE SALE OR EXECUTING
A SALE DIRECTLY WITH A MARKET MAKER.


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      SEC USE ONLY
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DOCUMENT SEQUENCE NO.


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CUSIP NUMBER


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WORK LOCATION








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1(a) NAME OF ISSUER (Please type or print)        (b) IRS IDENT. NO.     (c) S.E.C. FILE NO.

            J. C. PENNEY COMPANY, INC.                  13-5583779               1-777
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1(d) ADDRESS OF ISSUER              STREET         CITY      STATE    ZIP CODE

             P. O. BOX 10001                      DALLAS        TX   75301-0001
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2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES        (b) IRS IDENT. NO.         (c) RELATIONSHIP TO
       ARE TO BE SOLD                                                                         ISSUER
D. V. Evans                                                          --                    Mr. Evans is Senior Vice President,
                                                                                               Chief Information Officer

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(d) ADDRESS          STREET            CITY

    J. C. PENNEY COMPANY, INC.
    P. O. BOX 10001 MAIL CODE 1106
    DALLAS, TX 75301-0001

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INSTRUCTION: THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER
TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER AND THE S.E.C.
FILE NUMBER.

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3(a)                (b)                                                     SEC USE ONLY  (c)                  (d)
Title of the           Name and Address of Each Broker Through Whom the     Broker Dealer    Number of Shares    Aggregate
Class of Securities    Securities are to be Offered or Each Market Maker     File Number       of other Units     Market
to be Sold                    who is Acquiring the Securities                                   TO BE SOLD        Value
                                                                                             (See instr. 3(c))   (See instr. 3(d))
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COMMON              Merrill Lynch
STOCK,              Suite 1100                                                                     7,000            $518,000
$0.50 PAR           2121 San Jacinto Tower                                                                          (@ $74.00 close
                    Dallas, TX  75201                                                                                on 3/20/98)

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(e)                     (f)                         (g)
   Number of Shares        Approximate                    Name of Each
    or Other Units         Date of Sale                    Securities
     Outstanding         (See instr. 3(f))                  Exchange
   (See instr. 3(e))       (MO, DAY YR.)                 (See instr. 3(g))
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    252,156,260             Within 90 days                  New York Stock
    as of                   from 03/24/98                      Exchange
    03/16/98

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INSTRUCTIONS:
1. (a) Name of Issuer
   (b) Issuer's I.R.S. Identification Number
   (c) Issuer's S.E.C. file number, if any
   (d) Issuer's address, including zip code
   (e) Issuer's telephone number, including area code

2. (a) Name of person for whose account the securities are to be sold.
   (b) Such person's Social Security or I.R.S. identification number
   (c) Such person's relationship to the issuer(e.g. officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
   (d) Such person's address, including zip code

3. (a) Title of the class of securities to be sold
   (b) Name and address of each broker through whom the securities are intended to be sold
   (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
   (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
   (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer.
   (f) Approximate date on which the securities are to be sold
   (g) Name of each securites exchange, if any, on which the securities are intended to be sold



                                              TABLE I -- SECURITIES TO BE SOLD

                FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD
           AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

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Title of      Date you    Name of Acquisition Transaction     Name of Person from Whom     Amount of           Date of   Nature
the Class     Acquired                                      Acquired (if gift, also give    Securities         Payment     of
                                                                date donor acquired)        Acquired                     Payment
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Common           *         Exercise of Stock Options*        J. C. Penney Company, Inc.       7,000
Stock, $0.50
par value




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REMARKS:       * To be acquired in a cashless exercise

INSTRUCTIONS:  If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration price. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.



                                            TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

                      FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS
                                        BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.

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Name and Address             Title of Securities Sold           Date of Sale           Amount of              Gross Proceeds
of Seller                                                                           Securities Sold
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NONE                                  N/A                           N/A                  N/A                        N/A





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REMARKS:


INSTRUCTIONS:                                                  ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144.   THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE
Information is to be given not only as to the person for       RELATES ARE TO BE SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE
whose account the securities are to be sold but also as to     THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD TO
all other persons included in that definition. In addition,    THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE
information shall be given as to sales by all persons whose    SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY DISCLOSED.
sales are required by paragraph (e) of Rule 144 to be
aggregated with sales for the account of the person filing
this notice.


                  03/23/98                                                    /s/ D. V. EVANS
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               Date of Notice                                              (Signature)    D. V. EVANS

THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL
                     BE MANUALLY SIGNED. ANY COPIES NOT MANNUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.


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     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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